UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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KVH INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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KVH Industries, Inc.

Notice of Annual Meeting of Stockholders

to be held on May 30, 2012

and

Proxy Statement

IMPORTANT

Please mark, sign and date your proxy

and promptly return it in the enclosed envelope or

vote your proxy over the Internet or by telephone.

This proxy statement and form of proxy are first being mailed to stockholders on or about April 26, 2012.

KVH Industries, Inc.

50 Enterprise Center

Middletown, RI 02842-5279

April 24, 2012

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of KVH Industries, Inc. Our meeting will be held at the offices of KVH Industries, Inc., 50 Enterprise Center, Middletown, Rhode Island, on Wednesday, May 30, 2012, beginning at 11:00 a.m. local time.

At this year’s annual meeting, stockholders will be asked to take the following actions:

•	elect two Class I directors to a three-year term;

•	ratify the appointment of KPMG LLP as our independent registered public accounting firm; and

•	vote upon any other matters appropriate to the meeting.

We have provided additional information about these items and the annual meeting in the attached notice of annual meeting and proxy statement.

Whether or not you plan to attend the annual meeting, we hope you will vote as soon as possible. You may vote over the Internet, by telephone, or by mailing a completed proxy card. Voting your proxy will ensure your representation at the annual meeting. If you hold your shares indirectly, such as through a brokerage firm or similar institution, you should follow the voting instructions provided by that firm.

I urge you to review the proxy materials carefully and to vote for the proposals described in the proxy statement.

Thank you for your cooperation, continued support, and interest in KVH Industries, Inc. I hope to see you at the annual meeting.

Sincerely,

Martin A. Kits van Heyningen
President, Chief Executive Officer and Chairman of the Board of Directors

KVH INDUSTRIES, INC.

Notice of Annual Meeting of Stockholders

to be held on May 30, 2012

KVH Industries, Inc., hereby gives notice that it will hold its annual meeting of stockholders at the offices of KVH Industries, Inc., 50 Enterprise Center, Middletown, Rhode Island, on Wednesday, May 30, 2012, beginning at 11:00 a.m., local time, for the following purposes:

1.	To consider and vote upon the election of two Class I directors to a three-year term;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm; and

3.	To transact such further business as may properly come before the annual meeting or any adjournment of the meeting.

Our Board of Directors has fixed the close of business on Monday, April 2, 2012, as the record date for the determination of the stockholders entitled to receive notice of, and to vote at, the annual meeting and any adjournment of the meeting. Only stockholders of record on April 2, 2012 are entitled to receive notice of, and to vote at, the annual meeting or any adjournment of the meeting.

By Order of the Board of Directors,

Felise Feingold Secretary

Middletown, Rhode Island

April 24, 2012

YOUR VOTE IS IMPORTANT

Please sign and return the enclosed proxy, whether or not you plan to attend the annual meeting.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be Held on May 30, 2012

This proxy statement and our 2011 annual report to stockholders are available on the Internet at www.kvh.com/annual. You can read, print, download and search these materials at that website. The website does not use “cookies” or other tracking devices to identify visitors.

You can obtain directions to be able to attend the meeting and vote in person at www.kvh.com/annual.

None of the information on our website or elsewhere on the Internet forms a part of this proxy statement or is incorporated by reference into this proxy statement.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

Purpose of the annual meeting

At the annual meeting, we will submit the following proposals to our stockholders:

Proposal One:	To elect two Class I directors to a three-year term.

Proposal Two:	To ratify the appointment of KPMG LLP as our independent registered public accounting firm.

Our Board of Directors does not intend to present to the annual meeting any business other than the proposals described in this proxy statement. Our Board of Directors was not aware, a reasonable time before mailing this proxy statement to stockholders, of any other business that may be properly presented for action at the annual meeting. If any other business should come before the annual meeting, the persons present will have discretionary authority to vote the shares they own or represent by proxy in accordance with their judgment, to the extent authorized by applicable regulations.

Record date

Our Board of Directors has fixed the close of business on Monday, April 2, 2012, as the record date for the annual meeting. Only stockholders of record as of the close of business on that date are entitled to receive notice of the annual meeting, and to vote at, the annual meeting. At the close of business on the record date, there were 15,157,585 shares of our common stock outstanding. Each share of common stock outstanding on the record date will be entitled to cast one vote.

Methods of voting

The shares represented by your properly signed proxy card will be voted in accordance with your directions. If you do not specify a choice with respect to a proposal for which our Board of Directors has made a recommendation, the shares covered by your signed proxy card will be voted as recommended in this proxy statement. We encourage you to vote on all matters to be considered.

Voting by mail:

By signing and returning the proxy card in the enclosed envelope, you are enabling the individual named on the proxy card (known as a “proxy”) to vote your shares at the meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting. In this way, your shares will be voted even if you are unable to attend the meeting. If you received more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

Voting by telephone:

To vote by telephone, please follow the instructions included on your proxy card. If you vote by telephone, you do not need to complete and mail your proxy card.

Voting on the Internet:

To vote on the Internet, please follow the instructions included on your proxy card. If you vote on the Internet, you do not need to complete and mail your proxy card.

Voting in person at the meeting:

If you plan to attend the meeting and vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of the shares held in street name. If you wish to vote shares held in street name at the meeting, you will need to bring with you to the meeting a legal proxy from your broker or other nominee authorizing you to vote your shares.

You can obtain directions to be able to attend the meeting and vote in person at www.kvh.com/annual. None of the information on our website or elsewhere on the Internet forms a part of this proxy statement or is incorporated by reference into this proxy statement.

Quorum requirement

Our by-laws provide that a quorum consists of a majority of the shares of common stock outstanding and entitled to vote at the annual meeting. Shares of common stock represented by a properly signed and returned proxy will be treated as present at the annual meeting for purposes of determining the existence of a quorum at the annual meeting. In general, votes withheld from any nominee for election as director, abstentions, if applicable, and broker “non-votes,” if applicable, are counted as present or represented for purposes of determining the existence of a quorum at the annual meeting. A “non-vote” occurs when a broker or nominee holding shares for a beneficial owner returns a proxy but does not vote on a proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Votes required; tabulation of votes

A plurality of the votes properly cast at the annual meeting will be necessary to elect each Class I director to a three-year term (proposal one). Approval of the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 (proposal two) requires the affirmative vote of the holders of a majority of the votes cast at the annual meeting.

Abstentions and broker “non-votes” will not be included in calculating the number of votes cast on any proposal. Abstentions and broker “non-votes” will not have any effect on the outcome of the vote on any of the proposals described in this proxy statement.

Our transfer agent, Computershare Trust Company, N.A., will separately tabulate the votes on each matter presented to the stockholders at the annual meeting.

Solicitation of proxies

We are soliciting proxies on behalf of our Board of Directors. No compensation will be paid by any person in connection with our solicitation of proxies. We will reimburse brokers, banks and other nominees for the out-of-pocket expenses and other reasonable clerical expenses they incur in obtaining instructions from beneficial owners of our common stock. In addition to our solicitation by mail, our directors, officers and employees may make special solicitations of proxies personally or by telephone, facsimile, courier or e-mail. We expect that the expense of any special solicitation will be nominal. We will pay all expenses incurred in connection with this solicitation.

Revocability of proxy

You may revoke your proxy at any time before it is voted at the meeting. In order to revoke your proxy, you must either:

•	sign and return another proxy card with a later date;

•	provide written notice of the revocation of your proxy to our secretary;

•	if you voted by Internet or telephone, by following the instructions for revocation provided by Internet or telephone; or

•	attend the meeting and vote in person.

PROPOSAL ONE: ELECTION OF DIRECTORS

Proposal One concerns the election of two Class I directors for three-year terms.

Our Board of Directors currently consists of six directors and is divided into three classes. We refer to these classes as Class I, Class II and Class III. The term of one class of directors expires each year at the annual meeting of stockholders. Each director also continues to serve as a director until his or her successor is duly elected and qualified. This year, the term of the Class I directors is expiring.

Our Nominating and Corporate Governance Committee has nominated Mark S. Ain and Stanley K. Honey to serve as Class I directors for a three-year term. Our stockholders last elected Messrs. Mark S. Ain and Stanley K. Honey at our annual meeting of stockholders in May 2009, and their current terms will expire at the 2012 annual meeting.

Proxies will not be voted at the 2012 annual meeting for more than two candidates.

Messrs. Mark S. Ain and Stanley K. Honey have agreed to serve if elected, and we have no reason to believe that they will be unable to serve. If either of them is unable or declines to serve as a director at the time of the annual meeting, proxies will be voted for another nominee that our Board of Directors will designate at that time.

A plurality of the votes properly cast at the annual meeting will be necessary to elect each Class I director to a three-year term.

Our Board of Directors recommends that you vote FOR the election of Messrs. Mark S. Ain and Stanley K. Honey as our Class I directors.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal Two concerns the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

In accordance with its charter, the Audit Committee has selected the firm of KPMG LLP, an independent registered public accounting firm, to be our independent auditor for the year ending December 31, 2012 and, with the endorsement of the Board of Directors, recommends to stockholders that they ratify such appointment. KPMG LLP has served in this capacity since fiscal 1994. Its representatives will be present at the annual meeting and will have an opportunity to make a statement and be available to respond to appropriate questions.

A majority of the votes properly cast at the annual meeting will be necessary to ratify the selection by the Audit Committee of our Board of Directors of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2012.

Our Board of Directors recommends that you vote FOR the proposed ratification of the appointment by our Audit Committee of KPMG LLP as our independent registered public accounting firm.

DIRECTORS AND EXECUTIVE OFFICERS

Our executive officers and directors are as follows:

Name	Age	Position
Martin A. Kits van Heyningen	53	President, Chief Executive Officer and Chairman of the Board of Directors
Patrick J. Spratt	64	Chief Financial Officer
Robert J. Balog	48	Senior Vice President, Engineering
Brent C. Bruun	46	Senior Vice President, Global Sales and Business Development
Daniel R. Conway	58	Vice President, Business Development
James S. Dodez	53	Vice President, Marketing and Strategic Planning
Felise B. Feingold	42	Vice President, General Counsel and Secretary
Robert W.B. Kits van Heyningen	55	Vice President, Research and Development and Director
Mark S. Ain (1)(2)(3)	69	Director
Stanley K. Honey (1)(3)	57	Director
Bruce J. Ryan (1)(2)(3)	68	Director
Charles R. Trimble (1)(2)(3)	70	Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.

Our executive officers are appointed by, and serve at the discretion of, our Board of Directors. Robert W.B. Kits van Heyningen is the brother of Martin A. Kits van Heyningen. Kathleen Keating, our creative director, is the wife of Martin A. Kits van Heyningen. Paula Conway, our program manager, is the wife of Daniel R. Conway.

Directors serving a term expiring at the 2012 annual meeting (Class I directors):

Mark S. Ain has served as one of our directors since 1997, the Chairman of our Compensation Committee since 1997, a member of our Audit Committee since 2000 and a member of our Nominating and Corporate Governance Committee since February 2004. He is the Chairman of the Board of Directors of Kronos Incorporated, which he founded in 1977 and served as CEO until 2006. Mr. Ain also serves on the Board of Directors of LTX-Credence Corporation, VeruTEK Technologies, Inc., and various private companies and charitable organizations. He received a B.S. from the Massachusetts Institute of Technology and an M.B.A. from the University of Rochester. Our Nominating and Corporate Governance Committee determined that Mr. Ain should serve as a director because of his 15 years of experience as a member of our Board of Directors combined with his executive and management experience serving as founder, chief executive officer and Chairman of the Board of Directors of Kronos Incorporated as well as his experience as a member of the Board of Directors of LTX-Credence Corporation, VeruTEK Technologies and various private companies.

Stanley K. Honey has served as one of our directors since 1997 and a member of our Nominating and Corporate Governance Committee since February 2004. Mr. Honey was a member of the Audit Committee from 1997 to 2003 and was reappointed in February 2011. Mr. Honey has been serving as the Director of Technology for the America’s Cup Event Authority since April 2011. From January 2004 through January 2005, Mr. Honey served as the chief scientist of Sportvision Systems, LLC, which he co-founded in November 1997. He served as president and chief technology officer of Sportvision Systems, LLC, from 2000 to January 2004 and as its executive vice president and chief technology officer from 1998 to 2000. From 1993 to 1997, Mr. Honey served as executive vice president of technology for the New Technology Group of News Corporation. From 1989 to 1993, Mr. Honey served as president and chief executive officer of ETAK, Inc., a wholly owned subsidiary of News Corporation. Mr. Honey founded ETAK in 1983 and served as its executive vice president of engineering until News Corporation acquired it in 1989. Mr. Honey received a B.S. from Yale University and an M.S. from Stanford University. Our Nominating and Corporate Governance Committee determined that Mr. Honey should serve as a director because of his 15 years of experience as a member of our Board of Directors as well as his executive and management experience serving in numerous senior level executive positions, his experience as co-founder of Sportvision Systems, LLC and founder of ETAK and his extensive knowledge of our marine customer base and the industry.

Directors serving a term expiring at the 2013 annual meeting (Class II directors):

Martin A. Kits van Heyningen, one of our founders, has served as our president and a director since 1982, chief executive officer since 1990, and as our Chairman of the Board of Directors since 2007. From 1980 to 1982, Mr. Kits van Heyningen was employed by the New England Consulting Group, a marketing consulting firm, as a marketing consultant. Mr. Kits van Heyningen received a B.A., cum laude, from Yale University and has been issued six patents. Our Nominating and Corporate Governance Committee determined that Mr. Kits van Heyningen should serve as a director because of his more than 30 years of industry experience as well as his executive leadership and management experience as founder, president, chief executive officer and Chairman of the Board of Directors of the Company.

Charles R. Trimble has served as one of our directors since 1999, a member of our Audit Committee since 2001, a member of our Compensation Committee since 2000 and a member of our Nominating and Corporate Governance Committee since February 2004. From 1981 to 1998, he served as the president and chief executive officer of Trimble Navigation Limited, a GPS company that he founded in 1978. Previously, he served as the manager of integrated circuit research and development at Hewlett-Packard’s Santa Clara Division. Mr. Trimble is an elected member of the National Academy of Engineering, and he has been Chairman of the United States GPS Industry Council since 1996. In addition, Mr. Trimble is a member of the California Institute of Technology (Caltech) Board of Trustees. He received a B.S. in engineering physics, with honors, and an M.S. in electrical engineering from the California Institute of Technology. Our Nominating and Corporate Governance Committee determined that Mr. Trimble should serve as a director because of his 13 years of experience as a member of our Board of Directors combined with his executive leadership and management experience as co-founder, president and chief executive officer of Trimble Navigation Limited as well as his experience as an elected member of the National Academy of Engineering, Chairman of the United States GPS Industry Council and a member of the California Institute of Technology Board of Trustees.

Directors serving a term expiring at the 2014 annual meeting (Class III directors):

Robert W.B. Kits van Heyningen, one of our founders, has served as one of our directors since 1982 and as our vice president of research and development since April 1998. From September 2008 to June 2009, he also served as an Adjunct Professor at the University of Rhode Island School of Engineering. From 1982 to April 1998, he served as our vice president of engineering. From 1979 to 1982, Mr. Kits van Heyningen was an associate engineer at the Submarine Signal Division of Raytheon Company and from 1977 to 1984, he served as a consultant to various companies and universities. Mr. Kits van Heyningen received a B.S. in physics from McGill University with a minor in computer science. Our Nominating and Corporate Governance Committee determined that Mr. Kits van Heyningen should serve as a director because of his more than 30 years of industry experience, combined with his extensive background in engineering, as well as his 30 years of experience as a member of our Board of Directors.

Bruce J. Ryan has served as one of our directors, the Chairman of our Audit Committee, and a member of our Compensation Committee since July 2003. He has also been a member of our Nominating and Corporate Governance Committee since February 2004. Mr. Ryan is currently involved in private consulting. From February 1998 to November 2002, he served as executive vice president and chief financial officer of Global Knowledge Network, a provider of information technology and computer software training programs and certifications. From 1994 to 1998, he served as the executive vice president and chief financial officer of Amdahl

Corporation, a provider of information technology solutions. Mr. Ryan previously had a 25-year career at Digital Equipment Corporation, where he served in various executive positions, including senior vice president of the financial services, government and professional services business group. He currently serves on the Board of Directors of two private companies and served as a director of UTStarcom, Inc. from April 2008 to December 2010. He received a B.S. in business administration from Boston College and an M.B.A. from Suffolk University. Our Nominating and Corporate Governance Committee determined that Mr. Ryan should serve as a director because of his more than eight years of experience as a member of our Board of Directors combined with his experience as a member of the Board of Directors for numerous private and public companies, his familiarity with accounting matters, as well as his executive and management experience serving as executive vice president and chief financial officer of Global Knowledge Network and Amdahl Corporation, both providers of information technology, and his 25 years of experience at Digital Equipment Corporation.

Our executive officers who are not also directors are listed below:

Patrick J. Spratt has served as our chief financial officer since July 2002. From April 2001 to June 2002, Mr. Spratt served as an independent consultant, including service as the chief financial officer of FabCentric, Inc., a provider of productivity software for semiconductor manufacturing, from April 2001 until its acquisition in December 2001. From January 2000 to April 2001, Mr. Spratt served as a director and the chief financial officer of NEGEN Access, Inc., an early-stage broadband telecommunications company. From 1998 to January 2000, he served as the chief financial officer and treasurer of BioReliance Corporation, a pharmaceutical and biotechnology testing, development and manufacturing firm. Mr. Spratt previously had a 25-year career at Digital Equipment Corporation, including terms of service as vice president of investor relations from 1996 to 1998, vice president of business operations for computer systems from 1994 to 1996, and vice president of finance for worldwide engineering from 1993 to 1994. Mr. Spratt was a director and chairman of the Audit Committee for LTX Corporation from 2005 until its merger with Credence Systems Corporation in 2008. Mr. Spratt holds a B.A. in mathematics from Boston College and a M.B.A. from Boston University and has completed executive education programs at Columbia University and Harvard Business School. In February 2012, Mr. Spratt, who will turn 65 in November, announced his planned retirement for later in 2012. Mr. Spratt has stated that he intends to stay on until a suitable successor is found and has indicated his willingness to serve as a consultant during his retirement to facilitate a smooth transition.

Robert J. Balog has served as our senior vice president of engineering since October 2008. Previously, he served as our vice president of engineering, satellite products from February 2005 to October 2008. From June 2003 to January 2005, Mr. Balog served as president of his own engineering contract services company, Automation Services, Inc., a contract product development and services group specializing in a wide range of automation solutions. From June 2001 to May 2003, Mr. Balog served as vice president of engineering at ADE Corporation. From 1989 to April 2001, Mr. Balog held a number of positions at Speedline Technologies, Inc., a supplier of capital equipment to the electronics assembly industry, including general manager and vice president of research and development. He has served on the Board of Directors of the Surface Mount Equipment Manufacturers Association, serving as Chairman and numerous other positions. Mr. Balog is the recipient of 10 U.S. patents. Mr. Balog holds a B.S. in Computer Science from Purdue University.

Brent C. Bruun has served as our senior vice president of global sales and business development since January 2011. Previously, he served as our vice president of global sales and business development from July 2008 to December 2010. From January 2008 until joining KVH, Mr. Bruun worked as a private consultant. From January 2007 until January 2008, Mr. Bruun served as senior vice president of strategic initiatives for SES AMERICOM, a satellite operator providing services via its fleet of 16 geosynchronous satellites covering North America. In this position, he concentrated on global mobile broadband opportunities with particular emphasis on the maritime and aeronautical markets. Other positions held at SES AMERICOM included president of Americom’s Managed Solutions Division from July 2004 until December 2006 and senior vice president of business development from July 2002 until June 2004. Previously, Mr. Bruun held positions at KPMG LLP and General Electric. Mr. Bruun holds a B.S. in accounting from Alfred University and is a certified public accountant.

Daniel R. Conway has served as our vice president of business development for military and industrial products since January 2003. From March 2000 to December 2002, Mr. Conway was the vice president of sales and marketing at BENTHOS Inc., an oceanographic technology company with customers in the marine, oil and gas, government and scientific markets. From 1980 to January 2000, he served in a variety of positions at Anteon (formerly Analysis & Technology), including vice president for new business development and acquisition integration from 1997 to January 2000 and vice president of operations for the Newport, Rhode Island operation from 1991 to 1997. Mr. Conway served for five years as a member of the U.S. Navy nuclear submarine force and was a Commander in the U.S. Naval Reserve (Naval Intelligence) for more than 10 years. He is a graduate of the U.S. Naval Academy with post-graduate studies in nuclear engineering, and he received an M.B.A. from the University of Rhode Island.

James S. Dodez has served as our vice president of marketing and strategic planning since March 2007. From October 1998 to March 2007, he served as our vice president of marketing. He served as our vice president of marketing and reseller sales from 1995 to October 1998, and from 1986 to 1995, he served as our marketing director. Prior to joining the company, Mr. Dodez was the marketing director at Magratten Wooley, Inc., an advertising agency, where he managed KVH’s account from 1983 to 1986. Mr. Dodez received a B.S. in business with an emphasis in marketing from Miami University.

Felise B. Feingold has served as our vice president and general counsel since August 2007. Prior to joining the company, from January 2004 until July 2007, she held the position of vice president and general counsel for The Jean Coutu Group (PJC) USA, Inc., which operated the Brooks/Eckerd pharmacy chain, comprising more than 1,800 stores. Her other experience includes six years, from September 1998 to December 2004, as an attorney with the international law firm of McDermott, Will & Emery. Ms. Feingold holds a B.A. in government from Cornell University, a J.D. from Hostra University School of Law, and an M.B.A. from Boston University Graduate School of Management.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview of Executive Compensation Program

Our executive compensation program is overseen and administered by the Compensation Committee of our Board of Directors, which is comprised entirely of independent directors as determined in accordance with various NASDAQ Stock Market, United States Securities and Exchange Commission, or SEC, and Internal Revenue Code rules. None of its members is a current or former employee of ours. It is the goal of the Compensation Committee to create policies and practices that provide total compensation for executive officers that is fair, reasonable and competitive. The Compensation Committee operates under a written charter adopted by our Board.

All principal elements of compensation paid to our executive officers are subject to approval by the Compensation Committee. Specifically, our Board has delegated authority to the Compensation Committee to determine and approve (1) our compensation philosophy, including evaluating risk management and incentives that create risk, (2) annual base salaries, cash-based incentive compensation and equity-based compensation applicable to our executive officers, and (3) equity-based compensation applicable to non-executive employees.

There are no material differences in the compensation policies, objectives or programs with respect to our named executive officers, except that the compensation for our President, Chief Executive Officer, and Chairman of the Board of Directors (CEO) is determined exclusively by the Compensation Committee, while the compensation of our other named executive officers is determined by the Compensation Committee based on similar criteria, but also takes into account the recommendations of our CEO.

Executive Compensation Philosophy and Objectives

Our executive compensation program is designed to attract, retain and motivate highly qualified executives and align their interests with the interests of our stockholders. The ultimate goal of our executive compensation program is to increase stockholder value by providing executives with appropriate incentives to achieve our business goals. In recent years, our executive compensation program has had three principal elements: annual base salary, annual cash-based incentive compensation, and longer-term equity-based compensation.

Our executive compensation objectives are to:

•	offer fair and competitive compensation that attracts and retains superior executive talent;

•	directly and substantially link rewards to measurable corporate performance;

•	align the interests of executive officers with those of stockholders by providing executive officers with an equity stake in our company;

•	optimize the cost to us and value to executives; and

•	promote long-term career commitments that support a long-standing internal culture of loyalty and dedication to our interests.

The three principal elements of our executive compensation program seek to provide the following rewards:

•

Base salaries provide fixed compensation to reward individual value that an executive officer brings to us through experience and past and expected future contributions to our success, while factoring in our specific needs and comparable responsibilities at similar organizations.

•	Annual cash-based incentive compensation is designed to reward the achievement of our annual business and financial goals and certain individual performance goals set at the beginning of each year.

This incentive program generally awards compensation based on the degree to which our actual financial results meet the financial goals of our internal business plan and the degree to which the executives meet their individual performance goals.

•

Equity grants are designed to reward the achievement of long-term growth in our stock price. Our equity grants for 2011 consisted of restricted stock awards and stock options. Restricted stock awards were granted with no payment of cash consideration. Stock options were granted with an exercise price equal to the closing price of the Company’s stock on the NASDAQ Global Market on the date of grant and have a five-year life. Both the restricted stock awards and stock options vest in four equal annual installments, the first of which vests on the first anniversary of the grant date, which was February 22, 2011.

For a company of our size, we believe that the use of these executive compensation elements strengthens our ability to attract and retain highly qualified executives. We believe this combination of programs provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term shareholder value, and encourages executive recruitment and retention.

Our equity incentive program is a key retention tool and our vehicle for offering long-term incentives. Equity incentives are granted annually to executive officers to attract, motivate and retain these executives. We grant equity incentives to executive officers to encourage executive officers to work with a long-term view in the interest of shareholders and to reward the achievement of long-term growth in our stock price. We believe that granting equity incentives is the best method of motivating the executive officers to perform in a manner that is consistent with the long-term interests of our stockholders.

Compensation Decision-making Process

Our executives are compensated principally through a combination of base salary, cash-based incentive compensation paid in the first quarter of the following year and an annual equity grant. In addition, we may also grant an initial equity award to new executive officers when they commence employment. From time to time, we may offer a signing or retention bonus to attract a new executive officer.

The base salary and equity award for each executive, together with the overall cash-based incentive compensation plan for all executives, are generally established within the first quarter of each fiscal year at meetings of the Compensation Committee held for this purpose. These meetings generally follow one or more informal presentations or discussions of our financial performance, including achievement of performance targets, for the prior fiscal year. In deciding the compensation to be awarded to the executive officers other than the CEO for the current year and cash-based incentive compensation earned during the prior fiscal year, the Compensation Committee typically receives recommendations from the CEO. The CEO and the members of the Compensation Committee discuss the CEO’s recommendations. In deciding the compensation to be awarded to the CEO for the current year and the cash-based incentive compensation earned by the CEO during the prior year, the Compensation Committee typically receives a written self-assessment from the CEO and recommendations from the Chairman of the Compensation Committee. The members of the Compensation Committee then discuss the Chairman’s recommendations. The CEO is not present at the time of these deliberations. The Compensation Committee may accept or adjust any recommendations and makes all final compensation decisions.

Our cash-based incentive compensation program comprises both corporate performance goals and individual performance goals; typically, three-fourths of each executive’s target incentive compensation is based on the degree of achievement of our corporate performance goals and one-fourth is based on the degree of achievement of individual performance goals. The corporate performance portion of the cash-based incentive compensation program is generally based on a formula approved by the Compensation Committee at the start of each year, but the Compensation Committee has the discretion to award incentive compensation that differs from the formula-based amounts. The individual performance goals for the executive officers other than the CEO are determined by the CEO or the Chief Financial Officer, with input from each executive at the beginning of the year. The individual performance goals for the CEO are determined by the Compensation Committee, with input from the CEO.

Compensation Consultant

Since 2005, the Compensation Committee has engaged Radford Surveys and Consulting, or Radford, a business unit of Aon, as its independent compensation consultant. The Compensation Committee has engaged Radford to advise on matters related to our executive compensation program and to assist in creating an effective and competitive executive compensation program.

Radford assisted the Compensation Committee by providing comparative market data on compensation practices and programs based on an analysis of executive compensation survey data. Radford also provided guidance on industry best practices. Radford advised the Compensation Committee in (1) determining base salaries for executives, (2) determining the targets for total cash-based incentive compensation as a percentage of base salary, and (3) designing and determining individual equity grants for the 2011 long-term incentive plan for executives.

Radford’s recommendations with respect to base salary, cash-based incentive compensation and equity-based compensation were taken into consideration by the Compensation Committee when setting base salaries and making changes to the cash-based incentive compensation and equity-based compensation components of the executive compensation program in 2011. Neither Radford nor any of its affiliates provided any services to us in 2011 other than Radford’s services to the Compensation Committee.

Peer Group, Survey Data and Compensation Targets

With the assistance of Radford, the Compensation Committee compared our executive officers’ compensation to that of a peer group of companies. For 2011, the peer group consisted of 18 public high technology companies which were selected by Radford and approved by the Compensation Committee based on their respective businesses, revenues, market capitalization and the number of employees. One company, Airvan, Inc., which was a member of our peer group in 2010, was removed from the peer group in 2011 because it was acquired and taken private. In addition to the peer group, Radford reviewed data from the Radford Global Technology Survey, which includes approximately 160 high technology companies with revenues of less than $200 million with the median revenue for the group being approximately $77 million. The Compensation Committee considered aggregated information taken from the Radford Executive High Technology Survey and used this information to further evaluate the compensation information of our peer group. The 18 companies included in our peer group in 2011 were as follows:

•	Anaren, Inc.
•	Applied Signal Technology
•	Argon ST, Inc.
•	Astronics Corporation
•	CalAmp
•	Ditech Networks
•	DSP Group
•	EMS Technologies, Inc.
•	Environmental Tectonics Corporation
•	Globecomm Systems, Inc.
•	Herley Industries, Inc.
•	Innovative Solutions and Support, Inc.
•	Network Equipment Technologies, Inc.
•	NextWave Wireless, Inc.
•	Occam Networks, Inc.
•	PCTEL, Inc.
•	Sycamore Networks
•	Zhone Technologies

Compensation Benchmarking Relative to Market

Radford also provided the Compensation Committee with a comparison of the compensation of our executives to the compensation of executives with similar titles at the companies included in the aforementioned peer group. The assessment did not consider executive tenure, experience, skill or performance. The Radford data reviewed by the Compensation Committee included market data taken from the aforementioned peer group and the Radford Global Technology Survey (collectively, survey data), which was combined and weighted equally and then gathered at the 25th, 50th, and 75th percentiles for (1) base salaries, (2) bonus, (3) total cash compensation (base salary plus cash incentives), (4) long-term incentives (number of shares of restricted stock and stock options granted and long-term incentive value of equity-based compensation), (5) stock option equivalents as a percentage of total outstanding shares of the company, and (6) total direct compensation (total cash compensation and long-term incentives).

Historically, the Compensation Committee has generally targeted approximately the median base salary level (50th percentile) of the base salaries of executives in the survey data used by the Compensation Committee as the basis for comparison for that year. Adjustments to median base salary levels were made based on comparisons to the survey data and evaluation of other factors, such as executive tenure, experience, skill and performance relative to expectations for average performance for comparable executives, which are not reflected in the survey data. These factors reflect the value each individual brings to us through experience, education and training, our specific needs, and the individual’s past and expected future contributions to our success. Radford advised the Compensation Committee that base salary levels are considered to be competitive if they fall within 10% of the desired market position. For 2011, base salaries for our named executive officers ranged from approximately 3% below to approximately 7% above the 50th percentile for the base salary of the relevant position.

We believe that benchmarking and aligning base salaries is especially critical to a competitive compensation program. Other elements of our compensation are affected by changes in base salary. For example, our annual cash-based incentive compensation is targeted and paid out as a percentage of base salary.

Our compensation program allows executives to participate in an annual cash-based incentive compensation program. Historically, the payouts for our executives for achieving the expected level of corporate performance for the year (as a percentage of base salary) have been targeted to pay out at approximately the median (50th percentile) of payouts for executives in the survey data used by the Compensation Committee as the basis for comparison for that year. As a percentage of base salary, targets for cash-based incentive compensation to the named executive officers for 2011 were at the 50th percentile of the Radford survey data, with the exception of two individuals whose target was approximately 5% below the 50th percentile of the survey data.

Our compensation program allows executives to receive equity incentive awards under our equity incentive plans. Our primary goal is to create long-term value for stockholders, and accordingly the Compensation Committee believes that equity incentive awards provide an additional incentive to executive officers to work to maximize stockholder value. Typically, as was the case in 2011, all named executive officers other than the CEO and Chief Financial Officer receive the same quantity of restricted stock awards and stock options, as their roles and responsibilities have been valued at an equivalent level. The Compensation Committee believed that granting equity incentives in this manner was the best method of motivating our executive team to perform in a manner consistent with the long-term interests of our stockholders. The CEO and Chief Financial Officer received larger restricted stock and option awards because they have greater responsibility for achieving our long-term goals. The fair value of the equity awards granted to our CEO and CFO approximated the 75th percentile of the Radford survey data. The fair value of the equity awards granted to our named executive officers in 2011 was approximately between the 50th and 75th percentile of the Radford survey data.

Radford advised the Compensation Committee that Radford considers target total direct compensation levels to be competitive if they fall within 30% of the desired market position. When taking into consideration the base salary, annual cash-based incentive compensation and the equity grants made during 2011, the total direct compensation for Martin Kits van Heyningen, our CEO and Chairman of the Board, was approximately 2% below the 50th percentile of the Radford survey data and the average total direct compensation for all other named executive officers was 1% above the 50th percentile of the Radford survey data.

Base Salary

The Compensation Committee defines base salary as the annualized regular cash compensation of an employee, excluding cash bonus awards, corporate contributions to employee benefit plans, and other compensation not designated as salary. As described above, base salaries are set for our named executive officers at a meeting of our Compensation Committee which is held for that purpose in the first quarter of the year.

In establishing base salaries for our named executive officers for 2011, the Compensation Committee took into account the value each individual brings to us through experience, education and training, our specific needs, and the individual’s past and expected future contributions to our success, as well as our overall corporate performance. For 2011, the average adjustment to salaries for our named executive officers was an increase equal to 3.5% of base salary for 2010, with the largest increase equal to 4.0% of base salary for 2010. These adjustments were effective January 1, 2011.

The following summarizes some of the individual achievements of the CEO considered by the Compensation Committee for his 2011 base salary increase:

Martin Kits van Heyningen, President, Chief Executive Officer and Chairman of the Board

•	Executed on the Company’s business plan, which resulted in an increase in revenue of 26% year-over-year.

•

Achieved long-term fiber optic gyro (FOG) and mini-VSAT broadband business goals, resulting in increasing demand for new inertial navigation systems as well as significant growth in mini-VSAT broadband subscribers, units shipped, and new long-term fleet contracts.

•	Successfully negotiated and completed the acquisition of Virtek Communication AS in 2010.

In light of these factors, Mr. Kits van Heyningen received a 3.5% increase in base salary for 2011, which approximated the 50th percentile in the Radford survey data.

The following summarizes some of the individual achievements of our other named executive officers considered by the CEO in providing recommendations to the Compensation Committee for 2011 base salary increases:

Patrick J. Spratt, Chief Financial Officer

•	Maintained Sarbanes-Oxley compliance with no material weaknesses.

•	Enhanced and extended the global implementation of the mini-VSAT broadband network support capability.

•	Achieved the planned substantial increase in FOG production capacity and output.

•	Achieved earnings per share performance in line with our internal model.

•	Maintained a strong balance sheet in line with our internal model.

In light of these factors, Mr. Spratt received a 3.0% increase in base salary for 2011, which approximated the 50th percentile in the Radford survey data.

Brent C. Bruun, Senior Vice President, Global Sales and Business Development

•	Achieved significant expansion of the mini-VSAT broadband network satellite infrastructure, effectively completing the strategic objective to provide near-global Ku-band coverage.

•	Strengthened and extended the direct and partner sales channels, enabling access to all targeted worldwide maritime markets.

•	Achieved greater than 60% year-over-year product revenue growth for the mini-VSAT broadband business.

•	Sustained our leadership position in the leisure maritime satellite television market.

In light of these factors, Mr. Bruun received a 4.0% increase in base salary for 2011, which approximated the 50th percentile in the Radford survey data.

Robert J. Balog, Senior Vice President, Engineering

•

Managed a variety of product development efforts, leading to product introductions for a new FOG inertial measurement unit (CG-5100 IMU), enhanced design for tactical navigation products including compass sensors, and intellectual property-based system management tools for satellite antenna customers.

•	Improved new product quality standards and advanced new technology research, while also managing research and development spending within budget amounts.

•	Continued to refine the new product development process, deploying new design tools for improved efficiency.

•	Created a FOG technology roadmap, enabling more focused on-going development efforts and process discipline.

In light of these factors, Mr. Balog received a 3.5% increase in base salary for 2011, which approximated the 50th percentile in the Radford survey data.

James S. Dodez, Vice President, Marketing and Strategic Planning

•	Provided project management leadership for the successful acquisition of Virtek Communication AS in 2010.

•

Led the development of new marketing programs and helped organize worldwide sales team meetings to significantly increase market awareness and sales leads for our family of guidance and stabilization products.

•	Developed new mini-VSAT broadband airtime service packaging and pricing concepts to enhance our penetration of maritime markets.

•	Led our annual strategic planning effort, including documentation and tracking efforts.

In light of these factors, Mr. Dodez received a 3.5% increase in base salary for 2011, which approximated the 50th percentile in the Radford survey data.

Annual Cash-based Incentive Compensation

Our management incentive plan is designed to reward our executives for the achievement of annual goals, principally, achievement of corporate financial goals, and, secondarily, achievement of individual goals. It is our philosophy that the executives be rewarded for their performance as a team. We believe this is important to align our executive officers’ interests with strong corporate performance and to promote cooperation among them. The executives also are rewarded for achieving individual goals set at the beginning of each year.

Formula for Cash-based Incentive Compensation

In February 2011, the Compensation Committee adopted the management incentive plan for 2011. The management incentive plan for 2011 was adopted based on historical financial performance, planned strategic initiatives and the existing economic environment. Annual cash-based incentive compensation opportunities as a percentage of base salary were targeted at 75% of base salary for the CEO, 50% of base salary for the Chief Financial Officer and 40% of base salary for the other named executive officers. Under the incentive compensation formula for 2011, 75% of the target incentive compensation for each executive officer was tied to corporate performance. Corporate performance was measured on the basis of our progress against our business strategy for 2011. In assessing this progress, the Compensation Committee gave primary consideration to our achievement of our goal for (i) revenue and (ii) earnings before interest, taxes, depreciation, amortization, and equity-based compensation expenses, or Adjusted EBITDA, as the Compensation Committee believed that both revenue and Adjusted EBITDA would be strong measurements of how well or how poorly we performed from a financial standpoint in 2011. The threshold and the maximum payout relating to the portion of cash-based incentive compensation tied to corporate performance was the multiple of 0.7 and 2.0, respectively, of the target incentive compensation that was linked to corporate performance. The remaining 25% of each executive’s target incentive compensation was tied to the success of each executive officer in meeting personal business goals established at the beginning of 2011. Under the management incentive plan, individual performance goals (other than those of the CEO) were determined jointly by the CEO and each executive at the beginning of each year. The CEO’s individual performance goals were determined jointly by the CEO and the Compensation Committee.

Incentive Compensation Awarded

The Compensation Committee awarded incentive compensation for fiscal 2011 based on its assessment of the degree of achievement of individual and corporate performance goals for 2011. As a result of not meeting the corporate performance goals for revenue or Adjusted EBITDA, the Compensation Committee determined that there would be no bonus awarded relative to the portion of each executive’s incentive compensation target attributable to corporate performance. Achievement of individual performance goals by the named executive officers ranged from 92% to 100%. The total cash-based incentive compensation awarded to the named executive officers as a percentage of their base salary fell significantly below the 25th percentile of the Radford survey data as a result of not receiving a bonus relative to the corporate performance.

Equity Incentive Program

Equity grants to our CEO and Chief Financial Officer were based upon the Radford survey data for grants to executives in comparable positions, the executive’s prior performance, the value of equity awards previously granted and unvested and the importance of retaining the executive’s services. These factors, as well as the individual achievements of these officers as listed above in determining their 2011 base salaries, were taken into consideration when determining the number of shares covered by the equity grant. When granting equity incentives to our other named executive officers, a team approach has been utilized. Typically, as was the case in 2011, all named executive officers other than the CEO and Chief Financial Officer receive the same quantity of restricted stock awards and stock options, as their roles and responsibilities have been valued at an equivalent level. The Compensation Committee believed that granting equity incentives in this manner was the best method of motivating our executive team to perform in a manner consistent with the long-term interests of our stockholders. The CEO and Chief Financial Officer received larger restricted stock and option awards because they have greater responsibility for achieving our long-term goals.

Timing of Equity Grants

We typically grant equity incentives to executives in the first quarter of each fiscal year, usually in conjunction with the annual review of the individual and collective performance of our executive officers.

Historically, we have given restricted stock awards or stock options to new employees upon hire. These awards have typically been approved and granted at the first Compensation Committee meeting subsequent to the employee’s start date. The Compensation Committee determined that, as of January 1, 2011, it would no longer grant restricted stock awards or stock options to every new hire but instead would grant them to new hires on a case-by-case basis. In addition, we typically have an annual grant of restricted stock awards or stock options to certain non-executive employees.

For the years 2010 to 2012, we have committed to maintain an average annual equity burn rate that does not exceed 5.15% (determined at the end of fiscal year 2012) and are currently on target to do so.

Exercise Price and Vesting of Equity Awards

Stock options are granted with an exercise price equal to the closing price of our common stock on the NASDAQ Global Select Market on the date of grant. Stock options granted in 2011 have a life of five years and generally vest in four equal annual installments, the first of which vests on the first anniversary of the grant date. Under this vesting schedule, the options are fully exercisable four years after the date of grant, provided that the recipient remains an employee during that period. Stock options accounted for two-thirds of the total quantity of equity incentive awards granted to our named executive officers in 2011.

Restricted stock awards for both non-executive and executive employees in 2011 were granted with no payment of cash consideration and typically vest in four equal annual installments, the first of which vests on the first anniversary of the grant date. In 2011, restricted stock awards accounted for one-third of the total quantity of equity incentive awards granted to our named executive officers.

Other Compensation and Perquisites

General

Our executive officers are eligible to receive the same health and welfare benefits that are available to other employees and a contribution to their benefit premium that is the same percentage as provided to other employees. These benefit programs include health and dental insurance, life insurance, supplemental life insurance, and long-term disability insurance, and certain other benefits. In general, our employees pay approximately 33% of the health insurance premium due.

We maintain an Employee Stock Purchase Plan and a tax-qualified 401(k) plan, which provides for broad-based employee participation. Under the 401(k) plan, all of our employees, including executive officers, are eligible to receive matching contributions from us. We presently match 50% of all employee 401(k) plan contributions up to 4% of salary, with a maximum annual corporate match per employee of $3,000. We do not provide defined benefit pension plans or defined contribution retirement plans to our executives or other employees other than the 401(k) plan.

We provided automobile allowances to three executives in 2011. Martin Kits van Heyningen’s auto allowance was $12,882 and Robert Balog’s was $6,000. Brent Bruun received $15,000 in 2011 for automobile and housing allowances. No other named executive officers received any other perquisites or other personal benefits or property from us during 2011.

Equity Ownership by Executives

We do not currently have a formal stock ownership requirement for executives or any related hedging policies. However, stock ownership by executives is encouraged on a voluntary basis. Each of our executive officers holds both vested and unvested stock options and restricted stock awards as shown in the table entitled “Outstanding Equity Awards as of December 31, 2011.” The Compensation Committee reviews the vested and unvested stock options and restricted stock awards held by the executives each year.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code limits our ability to deduct annual compensation in excess of $1,000,000 that is paid to our CEO and our executive officers, unless that compensation is “performance-based” within the meaning of Section 162(m) and the regulations promulgated there under. The restricted stock awards that we grant under the 2006 Plan do not qualify as performance-based compensation. We believe that all of our stock options do so qualify and therefore are not subject to the deduction limitation of Section 162(m). The salary and bonuses paid to our executive officers are not exempt from this deduction limit. Accordingly, we may be unable to deduct some of the amounts that may be recognized as ordinary income by our executive officers.

We consider tax deductibility in the design and administration of our executive officer compensation plans and programs. However, we believe that it is in the best interests of our stockholders that we retain flexibility and discretion to make compensation awards, whether or not deductible, when such awards are consistent with our strategic goals.

Rules under generally accepted accounting principles determine the manner in which we account for grants of equity-based compensation to our employees in our consolidated financial statements. Our accounting policies for equity-based compensation are further discussed in note 7 of our audited consolidated financial statements in our Form 10-K for the year ended December 31, 2011, as filed with the SEC on March 8, 2012.

SUMMARY COMPENSATION TABLE

For 2011

The following table provides information concerning the compensation earned by our CEO, Chief Financial Officer and each of our three most highly compensated executive officers other than the CEO and Chief Financial Officer (collectively, “named executive officers”) during 2011. In addition, we are providing information regarding the compensation earned by Robert W.B. Kits van Heyningen, who is a director and an immediate family member of Martin A. Kits van Heyningen, our President, Chief Executive Officer and Chairman of the Board of Directors. We are treating Robert W.B. Kits van Heyningen as a “named executive officer” for purposes of our executive compensation disclosures (other than the Compensation Discussion and Analysis) in lieu of the information that we would otherwise provide in response to the disclosure requirements for director compensation and related-party transactions.

In 2011, the salary and bonus (including the non-equity incentive plan compensation) of our named executive officers as a percentage of total compensation ranged from 40% to 54%.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)		Option Awards ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Martin A. Kits van Heyningen	2011	408,825	1,000		347,350	360,000	72,055	15,882	1,205,112
President, Chief Executive Officer and Chairman of the Board of Directors	2010	395,000	1,000		—	645,850	318,469	13,240	1,373,559
	2009	374,842	1,000		—	458,000	281,132	13,220	1,128,194

Patrick J. Spratt	2011	277,121	1,000		173,675	180,000	33,255	3,000	668,051
Chief Financial Officer	2010	269,050	1,000		—	322,925	144,614	3,000	740,589
	2009	259,450	1,000		—	229,000	128,103	3,000	620,553

Brent C. Bruun	2011	231,426	1,000		104,205	108,000	22,911	18,000	485,542
Senior Vice President, Global Sales and Business Development	2010	222,525	1,000		—	193,755	95,018	18,000	530,298
	2009	212,209	34,333	(6)	—	137,400	84,495	18,000	486,437

Robert J. Balog	2011	236,520	1,000		104,205	108,000	21,760	9,000	480,485
Senior Vice President, Engineering	2010	228,522	1,000		—	193,755	84,782	9,000	517,059
	2009	220,581	1,000		—	137,400	76,238	9,000	444,219

James S. Dodez	2011	228,820	1,000		104,205	108,000	22,882	3,000	467,907
Vice President, Marketing and Strategic Planning	2010	221,082	1,000		—	193,755	94,181	3,000	513,018
	2009	213,606	1,000		—	137,400	84,374	3,000	439,380

Robert W.B. Kits van Heyningen	2011	222,655	1,000		104,205	108,000	18,119	3,000	456,979
Vice President, Research and Development and Director	2010	215,126	1,000		—	193,755	80,000	3,000	492,881
	2009	208,052	1,000		—	137,400	69,177	3,987	419,616

(1)	Reflects annual holiday bonus earned and paid in 2011, 2010 and 2009.
(2)

Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown represent the aggregate grant date fair value, computed using the Black-Scholes option pricing model in accordance with Accounting Standards Codification 718, Compensation – Stock Compensation (ASC 718), of options granted during each year excluding the impact of estimated forfeitures related to service-based vesting conditions. The assumptions made to determine the value of these awards are set forth in Note 7 of the Company’s Consolidated Financial Statements included in our 2011 annual report on form 10-K, as filed with the SEC on March 8, 2012.

(3)

Amounts shown do not reflect compensation actually received by the named executive officer. Instead, the amounts shown represent the aggregate grant date fair value, computed using the closing price of our common stock on the date of grant in accordance with ASC 718, of restricted stock awards granted during each year, excluding the impact of estimated forfeitures related to service-based vesting conditions. Also included in this amount is the aggregate grant date fair value of performance-based restricted stock awards, which is based on the probable outcome of the performance conditions related to these awards as of the grant date, excluding the impact of estimated forfeitures related to service-based vesting conditions. There were no performance-based restricted stock awards granted during 2011. The probable outcome of the 2010 performance-based awards was estimated at 100%, and the awards paid out at 100% of the target, as the performance criterion was determined to have been met by the Compensation Committee. Therefore, stock-based compensation associated with the aggregate grant date fair value of the performance-based awards was recorded in 2010. The probable outcome of the 2009 performance-based awards was estimated at 100%, and the awards paid out at 50% of the target, as only one of the two performance criteria was met. Therefore, stock-based compensation associated with a quarter of the aggregate grant date fair value of the restricted stock awards was not recorded in 2009 as half of the total restricted stock awards granted in 2009 were performance-based awards.

(4)

For 2011, the table reflects amounts that were earned under our management incentive plan for 2011 performance and that were determined and paid in March 2012. For 2010, the table reflects amounts that were earned under our management incentive plan for 2010 performance and that were determined in February 2011 and paid in March 2011. For 2009, the table reflects amounts that were earned under our management incentive plan for 2009 performance and that were determined and paid in March 2010.

(5)

Reflects the value of 401(k) matching contributions ($3,000 maximum) and auto and housing allowances. See “Compensation Discussion and Analysis—Other Compensation and Perquisites” for more information on these allowances. Named executive officers did not receive any other perquisites, personal benefits or property.

(6)	Amount includes $33,333, which represents the portion of Mr. Bruun’s retention bonus earned during 2009.

GRANTS OF PLAN-BASED AWARDS

For 2011

The following table provides information regarding grants of plan-based awards made to our named executive officers during 2011.

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Option Awards: Number of Shares (#)(3)	Exercise Price of Option ($/Sh)	Restricted Stock Awards: Number of Shares (#)(4)	Grant Date Fair Value of Option and Stock Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)
Martin A. Kits van Heyningen	2/22/2011	—	306,619	536,583
	2/22/2011						25,000	360,000
	2/22/2011				50,000	14.40		347,350

Patrick J. Spratt	2/22/2011	—	138,561	242,481
	2/22/2011						12,500	180,000
	2/22/2011				25,000	14.40		173,675

Brent C. Bruun	2/22/2011	—	92,570	161,998
	2/22/2011						7,500	108,000
	2/22/2011				15,000	14.40		104,205

Robert J. Balog	2/22/2011	—	82,782	144,869
	2/22/2011						7,500	108,000
	2/22/2011				15,000	14.40		104,205

James S. Dodez	2/22/2011	—	91,528	160,174
	2/22/2011						7,500	108,000
	2/22/2011				15,000	14.40		104,205

Robert W.B. Kits van Heyningen	2/22/2011	—	77,929	136,376
	2/22/2011						7,500	108,000
	2/22/2011				15,000	14.40		104,205

(1)	Reflects the date on which the grants and management incentive plan were approved by the Compensation Committee.
(2)

The amounts shown in these columns represent the executives’ annual incentive opportunity under the management incentive plan, which has both corporate performance goals and individual performance goals. There is no threshold for achievement of individual performance goals; the threshold for achievement of corporate performance goals is a multiple of 0.7 of the target for corporate performance, which constitutes 75% of each executive’s total target incentive compensation. All target and maximum amounts reflect executive achievement of 100% of individual performance goals. See “Compensation Discussion and Analysis—Annual Cash-based Incentive Compensation” for more information regarding this plan.”

(3)

Represents the grant of non-qualified stock options under the 2003 Incentive and Non-Qualified Stock Option Plan and the 2006 Stock Incentive Plan, excluding the impact of estimated forfeitures related to service-based vesting conditions. Options represent the right to purchase shares of common stock at the price per share (equal to fair market value on the date of grant) indicated in the table. Options will vest in four equal annual installments. See “Compensation Discussion and Analysis—Equity Incentive Program” for more information regarding these grants.

(4)

Represents all grants of restricted stock awards under the 2006 Stock Incentive Plan in 2011, excluding the impact of estimated forfeitures related to service-based vesting conditions. The restricted stock awards were received without payment of cash consideration. The restricted stock awards vest in four equal annual installments. See “Compensation Discussion and Analysis—Equity Incentive Program” for more information regarding these grants.

(5)

Reflects the grant date fair value of stock options and restricted stock awards granted to our named executive officers computed using the Black-Scholes option pricing model and market price, respectively, on the date of grant, in accordance with ASC 718, excluding the impact of estimated forfeitures related to service-based vesting conditions.

OUTSTANDING EQUITY AWARDS

As of December 31, 2011

The following table provides information concerning outstanding equity awards held by the named executive officers on December 31, 2011.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date(2)	Grant Date of Shares of Stock That Have Not Vested		Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)(3)
Martin A. Kits van Heyningen					2/28/2008	(4)	6,250	48,625
					3/11/2009	(4)	37,500	291,750
					3/12/2010	(4)	26,250	204,225
					8/5/2010	(5)	11,250	87,525
					2/22/2011	(4)	25,000	194,500
	40,000	—	9.87	3/6/2012
	—	50,000	14.40	2/22/2016

Patrick J. Spratt					2/28/2008	(4)	3,125	24,313
					3/11/2009	(4)	18,750	145,875
					3/12/2010	(4)	13,125	102,113
					8/5/2010	(5)	5,624	43,755
					2/22/2011	(4)	12,500	97,250
	25,000	—	9.87	3/6/2012
	—	25,000	14.40	2/22/2016

Brent C. Bruun					3/11/2009	(4)	11,250	87,525
					3/12/2010	(4)	7,875	61,268
					8/5/2010	(5)	3,374	26,250
					2/22/2011	(4)	7,500	58,350
	56,250	18,750	8.89	8/8/2013
	—	15,000	14.40	2/22/2016

Robert J. Balog					2/28/2008	(4)	1,875	14,588
					3/11/2009	(4)	11,250	87,525
					3/12/2010	(4)	7,875	61,268
					8/5/2010	(5)	3,374	26,250
					2/22/2011	(4)	7,500	58,350
	12,500	—	9.87	3/6/2012
	—	15,000	14.40	2/22/2016

James S. Dodez					2/28/2008	(4)	1,875	14,588
					3/11/2009	(4)	11,250	87,525
					3/12/2010	(4)	7,875	61,268
					8/5/2010	(5)	3,374	26,250
					2/22/2011	(4)	7,500	58,350
	12,500	—	9.87	3/6/2012
	—	15,000	14.40	2/22/2016

Robert W.B. Kits van Heyningen					2/28/2008	(4)	1,875	14,588
					3/11/2009	(4)	11,250	87,525
					3/12/2010	(4)	7,875	61,268
					8/5/2010	(5)	3,374	26,250
					2/22/2011	(4)	7,500	58,350

	12,500	—	9.87	3/6/2012
	—	15,000	14.40	2/22/2016

(1)	The options vest and become exercisable in equal installments on the first four anniversaries of the grant date.
(2)	Each option was granted five years prior to the option expiration date.
(3)

Market value is calculated by multiplying the number of restricted stock awards that have not vested by $7.78, which was the closing price of our common stock on the NASDAQ Global Market on December 31, 2011.

(4)	The restricted stock awards vest in equal installments on the first four anniversaries of the grant date.
(5)	The restricted stock awards vest in four equal installments, the first of which vested on March 12, 2011.

OPTION EXERCISES AND STOCK VESTED DURING 2011

The following table provides information regarding option exercises and the restricted stock awards vested for each of our named executive officers during 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)(2)
Martin A. Kits van Heyningen	9,038	41,125	37,500	504,875
Patrick J. Spratt	—	—	18,751	252,451
Brent C. Bruun	—	—	9,376	123,951
Robert J. Balog	—	—	11,251	151,476
James S. Dodez	—	—	11,251	151,476
Robert W.B. Kits van Heyningen	—	—	11,251	151,476

(1)

The value realized equals the difference between the option exercise price and the closing price of our common stock on the NASDAQ Global Market on the date of exercise, multiplied by the number of shares for which the option was exercised.

(2)	Value realized is calculated by multiplying the number of restricted stock awards vested by the closing price of our common stock on the NASDAQ Global Market on the vesting date.

We have no pension plan or nonqualified deferred compensation plan, and accordingly the tables of pension benefits and nonqualified deferred compensation are omitted.

Director Compensation

At the first meeting of the Board of Directors following the annual meeting of stockholders, non-employee directors will automatically receive a restricted stock award of 5,000 shares of our common stock. Each restricted stock award vests in four equal quarterly installments after the date of grant.

In addition, each non-employee director who is appointed to serve on the Audit Committee of our Board of Directors will receive, on the date of his or her initial appointment, a restricted stock award of 5,000 shares of our common stock and an additional restricted stock award of 5,000 shares on each anniversary, so long as he or she continues to serve on our Audit Committee. In accordance with this policy, each of Messrs. Ain, Ryan and Trimble received a restricted stock award of 5,000 shares of common stock in August 2011, the fair value of which was $48,200 on the date of grant. Each restricted stock award will vest in four equal quarterly installments after the date of grant.

Each newly elected non-employee director will automatically receive on the date of his or her election a restricted stock award of 10,000 shares of our common stock. Each initial grant will vest in four equal quarterly installments after the date of grant. Currently, our non-employee directors are Messrs. Ain, Honey, Ryan and Trimble.

In accordance with the policy regarding automatic grants to non-employee directors, at the first meeting of the Board of Directors after the 2011 annual meeting of stockholders, each of Messrs. Ain, Honey, Ryan and Trimble received a restricted stock award of 5,000 shares of common stock, the fair value of which was $48,200 on the date of grant. Each restricted stock award vests in four equal quarterly installments after the date of grant.

We also paid our non-employee directors a $26,250 annual retainer and $2,625 for each regularly scheduled quarterly Board meeting attended during 2011.

Non-employee directors who also served as members of the Audit and Compensation Committees received an additional annual compensation of $3,150 and $2,100, respectively, except that the Chairman of each of the Audit and Compensation Committees received annual compensation of $6,825 and $3,150, respectively during 2011. No additional cash compensation was paid for attending any other Board or Committee meetings. Directors who are employees did not receive separate fees for their services as directors.

We paid compensation to Martin A. Kits van Heyningen and Robert W.B. Kits van Heyningen as set forth in the tables entitled “Summary Compensation Table,” “Grants of Plan-Based Awards,” and “Option Exercises and Stock Vested during 2011.”

DIRECTOR COMPENSATION TABLE

For 2011

The following table provides information regarding the compensation of our directors who are not named executive officers for 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)(2)
Stanley K. Honey	37,125	110,100	147,225
Bruce J. Ryan	45,550	96,400	141,950
Mark S. Ain	42,925	96,400	139,325
Charles R. Trimble	41,875	96,400	138,275

(1)

Amounts shown do not reflect compensation actually received by the director. Instead, the amounts shown represent the aggregate grant date fair value, computed using the market price on the date of grant in accordance with ASC 718, of restricted stock awards granted during 2011, excluding the effect of estimated forfeitures.

(2)

Amounts shown reflect actual cash received during 2011 as well as the aggregate grant-date fair value of stock awards granted during 2011. Refer to the “Outstanding Director Equity Awards” table for information concerning outstanding equity awards held by our non-employee directors.

OUTSTANDING DIRECTOR EQUITY AWARDS

As of December 31, 2011

The following table provides information concerning outstanding equity awards held by our directors who are not named executive officers on December 31, 2011.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)(2)
Bruce J. Ryan					7,500	(3)	58,350
	10,000	—	8.66	7/26/2012
	10,000	—	8.89	8/8/2013
	5,000	—	4.25	12/12/2013

Mark S. Ain					7,500	(3)	58,350
	10,000	—	8.66	7/26/2012
	10,000	—	8.89	8/8/2013
	5,000	—	4.25	12/12/2013

Charles R. Trimble					7,500	(3)	58,350
	10,000	—	8.66	7/26/2012
	10,000	—	8.89	8/8/2013
	5,000	—	4.25	12/12/2013

Stanley K. Honey					5,000	(4)	38,900
	5,000	—	8.66	7/26/2012
	5,000	—	8.89	8/8/2013
	5,000	—	4.25	12/12/2013

(1)	Each option was granted five years prior to the option expiration date.
(2)	Value is calculated by multiplying the number of restricted stock awards that have not vested by $7.78, the closing price of our common stock on the NASDAQ Global Market on December 31, 2011.
(3)	Amounts include restricted stock awards granted on August 4, 2011 which vest in four equal quarterly installments, with the first vest date being November 4, 2011.
(4)

Amounts include restricted stock awards granted on August 4, 2011 which vest in four equal quarterly installments, with the first vest date being November 4, 2011 as well as stock awards granted on February 4, 2011, which vest in four equal quarterly installments, with the first vest date being May 4, 2011.

COMPENSATION COMMITTEE REPORT (1)

The Compensation Committee established by our Board of Directors is currently composed of Messrs. Ain, Ryan and Trimble. Our Board of Directors adopted a charter for the Compensation Committee in April 2004. Under the charter, the Compensation Committee is responsible for recommending to the Board the compensation philosophy and policies that we should follow, particularly with respect to the compensation of the members of our senior management. The Committee is responsible for reviewing and approving the compensation of our executive officers, including our Chief Executive Officer. In addition, the Board has delegated to the Committee the authority to administer, review and make recommendations with respect to our incentive compensation plans and our equity-based plans.

The Compensation Committee has submitted the following report for inclusion in this proxy statement:

Our Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on our Committee’s review of, and the discussions with management with respect to the Compensation Discussion and Analysis, our Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2011.

Compensation Committee

Mark S. Ain (Chairman)

Bruce J. Ryan

Charles R. Trimble

(1)	The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made on, before, or after the date of this proxy statement and irrespective of any incorporation language in such filing.

EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2011 regarding shares authorized for issuance under our equity compensation plans, including individual compensation arrangements.

The equity compensation plans approved by our stockholders are our Amended and Restated 2006 Stock Incentive Plan, Amended and Restated 2003 Incentive and Nonqualified Stock Option Plan, Amended and Restated 1996 Incentive and Nonqualified Stock Option Plan, and Amended and Restated 1996 Employee Stock Purchase Plan. Under the 2006 Plan, each share issued under awards other than options will reduce the number of shares reserved for issuance by two shares (but will reduce the maximum annual number of shares that may be granted to a participant only by one share), and shares issued under options will reduce the shares reserved for issuance on a share-for-share basis. The following table does not reflect grants from January 1, 2012 through April 18, 2012 of 3,340 restricted stock awards with a weighted-average grant-date fair value of $10.68 per share, nor does it reflect grants during that period of nonqualified stock options to purchase an aggregate of 402,500 shares of our common stock at a weighted average exercise price of $9.32 per share. The restricted stock awards and stock options reflected in the table were granted on the following terms as determined by the Compensation Committee: (a) in the case of restricted stock awards, the grantee received the restricted stock award without payment of cash consideration and (b) in the case of stock options, the exercise price per share of the stock option was equal to the closing price of our common stock on the NASDAQ Global Market on the date of the grant, (c) the total number of shares subject to the award will vest annually in four equal installments, the first of which vests on the first anniversary of the grant date. As of December 31, 2011, we did not have any equity compensation plans not approved by our stockholders.

Equity Compensation Plan Information

as of December 31, 2011

Plan category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (#)		Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)(#))
	(a)		(b)	(c)
Equity compensation plans approved by stockholders	816,077	(1)	11.28	1,620,927	(2)
Equity compensation plans not approved by stockholders	—		—	—

Total	816,077	(1)	11.28	1,620,927	(2)

(1)

Does not include 615,848 shares of restricted stock granted under the Amended and Restated 2006 Stock Incentive Plan which were not vested as of December 31, 2011 and therefore subject to forfeiture. The weighted-average grant-date fair value of these shares of restricted stock was $10.10. Any restricted stock award forfeited would be available for issuance under the Amended and Restated 2006 Stock Incentive Plan at a ratio of two available shares for each restricted stock award forfeited.

(2)

Each share issued under awards other than options will reduce the number of shares reserved for issuance by two shares (but will reduce the maximum annual number of shares that may be granted to a participant only by one share), and shares issued under options will reduce the shares reserved for issuance on a share-for-share basis. Includes 63,308 shares of common stock reserved for future issuance under our Amended and Restated 1996 Employee Stock Purchase Plan.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

At the close of business on April 18, 2012, there were 15,168,870 shares of our common stock outstanding. On April 2, 2012, the closing price of our common stock as reported on the NASDAQ Global Select Market was per share.

Principal stockholders

The following table provides, to the knowledge of management, information regarding the beneficial ownership of our common stock as of April 18, 2012, or as otherwise noted, by:

•	each person known by us to be the beneficial owner of more than five percent of our common stock;

•	each of our directors;

•	each executive officer named in the summary compensation table; and

•	all of our current directors and executive officers as a group.

The persons named in this table have sole voting and investment power with respect to the shares listed, except as otherwise indicated. The inclusion of shares listed as beneficially owned does not constitute an admission of beneficial ownership. Shares included in the “Right to acquire” column consist of shares that may be purchased through the exercise of options that are vested or will vest within 60 days of April 18, 2012.

	Shares beneficially owned
	Outstanding	Right to acquire	Total	Percent
5% Stockholders
Royce & Associates, LLC (1) 745 Fifth Avenue New York, NY 10151	1,884,800	—	1,884,800	12.4
Manulife Financial Corporation(2) 200 Bloor Street East Toronto, Ontario Canada, M4W 1E5	1,333,470	—	1,320,784	8.8
Invicta Capital Management, LLC (3) 60 East 42nd Street New York, NY 10165	975,000	—	975,000	6.4
BlackRock, Inc. (4) 40 East 52nd Street New York, NY 10022	923,644	—	923,644	6.1
Directors
Martin A. Kits van Heyningen (5)	408,483	12,500	420,983	2.8
Robert W.B. Kits van Heyningen	142,768	3,750	146,518	1.0
Mark S. Ain	73,246	25,000	98,246	*
Charles R. Trimble	42,000	25,000	67,000	*
Stanley K. Honey (6)	61,875	15,000	76,875	*
Bruce J. Ryan	30,000	25,000	55,000	*
Other Named Executive Officers
Patrick J. Spratt (7)	126,921	6,250	133,171	*
Brent C. Bruun	69,083	60,000	129,083	*
James S. Dodez (8)	57,045	3,750	60,795	*
Robert J. Balog	40,851	3,750	44,601	*
All current directors and executive officers as a group (12 persons) (9)	1,141,482	187,500	1,328,982	8.7

*	Less than one percent.

(1)

Information is based on a Schedule 13G filed by Royce & Associates, LLC with the SEC on January 13, 2012. The Schedule 13G states that Royce & Associates, LLC has sole voting and sole dispositive power for 1,884,800 shares. The Schedule 13G indicates that the interest of Royce Low Priced Stock Fund, a registered investment company managed by Royce & Associates, LLC, amounted to 1,100,200 shares, or 7.3 percent of our shares outstanding on April 18, 2012.

(2)

Information is based on a Schedule 13G filed by Manulife Financial Corporation with the SEC on February 13, 2012. The Schedule 13G states that Manulife Asset Management (US), LLC, an indirect wholly owned subsidiary of Manulife Financial Corporation, has sole voting and sole dispositive power for 1,320,784 shares. The Schedule 13G indicates that the interest of John Hancock Small Cap Equity Fund, a registered investment company managed by Manulife Asset Management (US), LLC, amounted to 1,297,725 shares.

(3)

Information is based on a Schedule 13G filed jointly by Invicta Capital Management, LLC and Gregory Weaver on April 9, 2012. The Schedule 13G indicates that Mr. Weaver is the controlling member of Invicta Capital Management LLC and has sole voting and dispositive power for all 975,000 shares.

(4)

Information is based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 13, 2012. The Schedule 13G/A states that BlackRock, Inc. has sole voting and sole dispositive power for 923,644 shares.

(5)	Includes 8,989 shares of common stock held by Martin A. Kits van Heyningen’s spouse, who is our creative director.
(6)	Includes 55,500 shares of common stock held in trust of Stanley K. Honey and spouse.
(7)	Includes 51,200 shares of common stock held by the revocable trust of Patrick J. Spratt and family.
(8)	Includes 15,536 shares of common stock held by the joint living trust of James S. Dodez and spouse and 2,529 shares of common stock held by Mr. Dodez’s spouse and children.
(9)	Includes 3,409 shares of common stock held by Daniel R. Conway’s spouse, who is a program manager for us.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than ten percent of our common stock to file reports of ownership and changes in ownership with the SEC. SEC regulations require executive officers, directors and greater-than-ten-percent stockholders to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of Forms 3, 4, 5, and amendments thereto furnished to us with respect to 2011, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and greater-than-ten-percent stockholders were fulfilled in a timely manner.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Director independence

A majority of our directors are independent directors under the rules of the NASDAQ Stock Market. Our Board of Directors has determined that our independent directors are Messrs. Ain, Honey, Ryan and Trimble.

Board meetings

During 2011, our Board of Directors met nine times. Each incumbent director attended at least 80% of the total number of meetings held by the Board and the committees of the Board on which he served during 2011. To the extent reasonably practicable, directors are expected to attend Board meetings, meetings of committees on which they serve, and our annual meeting of stockholders. Last year, two of the six individuals then serving as directors attended the annual meeting.

Board leadership structure

Martin A. Kits van Heyningen currently serves as our President, Chief Executive Officer and Chairman of the Board. The Board has determined that, at present, combining the positions of Chairman of the Board and

Chief Executive Officer serves the best interests of KVH and our shareholders. The Board believes that the CEO’s extensive knowledge of our businesses, expertise and leadership skills make him a more effective Chairman than an independent director.

The functions of the Board are carried out by the full Board, and when delegated, by the Board committees. The Board has delegated significant authority to the Audit, Compensation and Nominating and Corporate Governance Committees, each of which is comprised entirely of independent directors. The independent directors typically meet in an executive session at regularly scheduled Board meetings and additional executive sessions may be convened at any time at the request of a director.

The independent directors have designated Mr. Ain to serve as our Lead Independent Director. The Lead Independent Director will, among other functions, preside at all meetings of the Board at which the Chairman is not present and will serve as a liaison between the CEO and the independent directors. The Lead Director also presides at executive sessions of the independent directors.

Risk management

Our Board of Directors administers its risk oversight role both directly and through its Committee structure. The Board consists of only six directors, four of whom are independent directors and two of whom are members of senior management. Of the four independent directors, three serve on each of the three principal Board committees, which makes them knowledgeable about the aspects of our business under the jurisdiction of those committees. The Board’s Audit Committee meets frequently during the year and discusses with management, the Company’s chief financial officer and the Company’s independent auditor: (a) current business trends affecting us; (b) the major risk exposures that we face; (c) the steps management has taken to monitor and control these risks; and (d) the adequacy of internal controls that could significantly affect our financial statements. The Board also receives regular reports from senior management about business plans and opportunities, as well as the challenges and risks associated with implementing those plans and taking advantage of new opportunities.

Board committees

Our Board of Directors has three standing committees: the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee. Each member of the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee meets the independence requirements of the NASDAQ Stock Market for membership on the committees on which he serves. The Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee each have the authority to retain independent advisors and consultants. We pay the fees and expenses of these advisors. Our Board of Directors has adopted a written charter for each of the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee. We have made each of these charters available through the Investor Relations page of our website at http://investors.kvh.com.

Audit Committee

As of December 31, 2011, our Audit Committee was composed of Messrs. Ain, Honey, Ryan, and Trimble. Our Audit Committee provides the opportunity for direct contact between our independent registered public accounting firm and members of the Board of Directors; the auditors report directly to the Committee. The Committee assists the Board in overseeing the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications and independence, and the performance of our independent registered public accounting firm. The Committee is directly responsible for appointing, compensating, evaluating and, when necessary, terminating our independent registered public accounting firm. Our Audit Committee has established procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by our employees of concerns regarding questionable accounting, internal accounting controls or auditing matters. Our Board has determined that Mr. Ryan is an Audit Committee financial expert under the rules of the SEC. Our Audit Committee met eight times during 2011.

Nominating and Corporate Governance Committee

Our Board of Directors established a Nominating and Corporate Governance Committee in February 2004. The current members of our Nominating and Corporate Governance Committee are Messrs. Ain, Honey, Ryan and Trimble. Our Nominating and Corporate Governance Committee’s responsibilities include providing recommendations to our Board of Directors regarding nominees for director and membership on the committees of our Board. An additional function of the committee is to develop corporate governance practices to recommend to our Board and to assist our Board in complying with those practices. Our Nominating and Corporate Governance Committee met once during 2011.

Compensation Committee

The Compensation Committee’s responsibilities include providing recommendations to our Board regarding the compensation levels of directors, reviewing and approving the compensation levels of executive officers, providing recommendations to our Board regarding compensation programs, administering our incentive-compensation plans and equity-based plans, authorizing grants under our stock option and incentive plans, and authorizing other equity compensation arrangements. For more information regarding the authority of the Compensation Committee, the extent of delegation by the Compensation Committee, our processes and procedures for determining executive compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation for directors and executive officers, please see “Compensation Discussion and Analysis.” Our Compensation Committee met five times during 2011. Our Compensation Committee is currently composed of Messrs. Ain, Ryan and Trimble.

Compensation Committee interlocks and insider participation

During 2011, the members of our Compensation Committee were Messrs. Ain, Ryan and Trimble. No member of our Compensation Committee has ever been an officer or employee of ours or any of our subsidiaries. None of our executive officers serves as a director or member of the compensation committee of another entity in a case where an executive officer of such other entity serves as a director of ours or a member of our Compensation Committee.

Director candidates and selection processes

The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to our Board members and others for recommendations, meetings from time to time to evaluate biographical information and background materials relating to potential candidates, and interviews of selected candidates by members of the Committee and other members of our Board. The Committee may also solicit the opinions of third parties with whom the potential candidate has had a business relationship. Once the committee is satisfied that it has collected sufficient information on which to base a judgment, the committee votes on the candidate or candidates under consideration.

In evaluating the qualifications of any candidate for director, the Committee considers, among other factors, the candidate’s depth of business experience, reputation for personal integrity, understanding of financial matters, familiarity with the periodic financial reporting process, reputation, degree of independence from management, possible conflicts of interest and willingness and ability to serve. The Committee also considers whether the candidate will add diversity to the Board, including the degree to which the candidate’s skills, experience and background complement or duplicate those of our existing directors and the long-term interests of our stockholders. In the case of incumbent directors whose terms are set to expire, the Committee also gives consideration to each director’s prior contributions to the Board. The minimum qualifications that each director must possess consist of general familiarity with fundamental financial statements, ten years of relevant business experience, no identified conflicts of interest, no convictions in a criminal proceeding during the five years prior to the date of selection and the willingness to execute and comply with our code of ethics. Although the Committee considers diversity as a factor in assessing any nomination, the Board does not have a formal policy with regard to diversity in identifying director nominees. In selecting candidates to recommend for nomination as a director, the Committee abides by our company-wide non-discrimination policy.

The Committee will consider director candidates recommended by stockholders and use the same process to evaluate candidates regardless of whether the candidates were recommended by stockholders, directors, management or others. The Committee has not adopted any particular method that stockholders must follow to make a recommendation. We suggest that stockholders make recommendations by writing to the Chairman of the Board who will in turn forward to the Nominating and Corporate Governance Committee, in care of our offices, with sufficient information about the candidate, his or her work experience, his or her qualifications for director, and his or her references as will enable the Committee to evaluate the candidacy properly. We also suggest that stockholders make their recommendations well in advance of the anticipated mailing date of our next proxy statement so as to provide our Nominating and Corporate Governance Committee an adequate opportunity to complete a thorough evaluation of the candidacy, including personal interviews. We remind stockholders of the separate requirements set forth in our by-laws for nominating individuals to serve as directors, which we discuss elsewhere in this proxy statement.

Communications with our Board of Directors

Our Board, including all of the independent directors, has established a process for facilitating stockholder communications with our Board. Stockholders wishing to communicate with our Board should send written correspondence to the attention of our corporate secretary, Felise Feingold, KVH Industries, Inc., 50 Enterprise Center, Middletown, RI 02842, USA, and should include with the correspondence evidence that the sender of the communication is one of our stockholders. Satisfactory evidence would include, for example, contemporaneous correspondence from a brokerage firm indicating the identity of the stockholder and the number of shares held. Our secretary will forward all mail to each member of our Board of Directors.

Code of ethics

We have adopted a code of ethics that applies to all of our directors, executive officers and employees, including our principal executive officer and principal financial and accounting officer. The code of ethics includes provisions covering compliance with laws and regulations, insider trading practices, conflicts of interest, confidentiality, protection and proper use of our assets, accounting and record keeping, fair competition and fair dealing, business gifts and entertainment, payments to government personnel and the reporting of illegal or unethical behavior. You can obtain a copy of our code of ethics through the Investor Relations page of our website at http://investors.kvh.com.

Certain relationships and related-party transactions

Except as stated below, there were no reportable related-party transactions in 2011. Under its charter, the Audit Committee of the Board of Directors is responsible for approving any proposed related-party transaction. There are at present no written or otherwise established policies or procedures for the review, approval or ratification of related-party transactions, except the statement in the Audit Committee charter noted above.

Kathleen Keating, the spouse of Mr. Martin Kits van Heyningen, serves as our creative director. For fiscal 2011, total individual compensation for Kathleen Keating, based on total salary, bonus, aggregate grant date fair value of restricted stock awards granted during the year and all other compensation, as calculated in our 2011 Summary Compensation Table, was approximately $139,000.

Hendrik Kits van Heyningen, the son of Mr. Martin Kits van Heyningen, worked for us as an engineering intern during the summer of 2011. During this time, total compensation for Hendrik Kits van Heyningen was approximately $5,000.

Paula Conway, the wife of Mr. Daniel Conway, serves as a program manager for us. For fiscal 2011, total individual compensation for Paula Conway, based on total salary, bonus, aggregate grant date fair value of restricted stock awards granted during the year and all other compensation, as calculated in our 2011 Summary Compensation Table, was approximately $130,000.

Stanley K. Honey, a director, currently serves as the Director of Technology for the America’s Cup Event Authority. In 2011, we had sales totaling approximately $282,100 to the America’s Cup Event Authority. In assessing Mr. Honey’s independence, our Board of Directors was aware of this information and concluded that it had no impact on his independence as a director.

Mark S. Ain, a director, is a minority owner and advisor to ETS International, a ground transportation service company. In 2011, we paid ETS International $12,644 for services rendered in 2011. The Audit Committee has determined such services are reasonable, in the best interest of the Company and on terms no less favorable than could be obtained from an unrelated third party. In assessing Mr. Ain’s independence, our Board of Directors was aware of this information and concluded that it had no impact on his independence as a director.

AUDIT COMMITTEE REPORT (1)

The Board of Directors appointed an Audit Committee to monitor the integrity of our company’s consolidated financial statements, its system of internal control over financial reporting and the independence and performance of our independent registered public accounting firm. The Audit Committee also selects our company’s independent registered public accounting firm. The Audit Committee is governed by a written charter adopted by the Board of Directors.

The Audit Committee currently consists of four independent directors. Each member of the Audit Committee meets the independence requirements of the NASDAQ Stock Market for membership on the Audit Committee.

Our company’s management is responsible for the financial reporting process, including the system of internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Our company’s independent registered public accounting firm is responsible for auditing those consolidated financial statements. Our responsibility is to monitor and review these processes. We have relied, without independent verification, on the information provided to us and on the representations made by our company’s management and independent registered public accounting firm.

In fulfilling our oversight responsibilities, we discussed with representatives of KPMG LLP, our company’s independent registered public accounting firm for 2011, the overall scope and plans for their audit of our company’s consolidated financial statements for 2011. We met with them, with and without our company’s management present, to discuss the results of their audits of our consolidated financial statements and of our company’s internal control over financial reporting and to discuss with them the overall quality of our company’s financial reporting.

We reviewed and discussed the audited consolidated financial statements for 2011 with management and the independent registered public accounting firm.

We discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications, including a discussion of our company’s accounting principles, the application of those principles, and the other matters required to be discussed with Audit Committees under generally accepted auditing standards.

In addition, we received from the independent registered public accounting firm the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board ethics and independence rule, Rule 3526, Communication with Audit Committees Concerning Independence, and discussed the disclosures with them, as well as other matters relevant to their independence from management and our company. In evaluating the independence of our auditors, we noted that they provided no services to our company beyond their audit and review of our consolidated financial statements. We also considered the amount of fees they received for audit services.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee charter, we recommended to the Board of Directors that our company’s audited consolidated financial statements for 2011 be included in our company’s annual report on Form 10-K.

The Audit Committee

Bruce J. Ryan (Chairman)

Mark S. Ain

Stanley K. Honey

Charles R. Trimble

(1)	The material in this report is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made on, before, or after the date of this proxy statement and irrespective of any incorporation language in such filing.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

We expect that representatives of KPMG LLP, our independent registered public accounting firm for 2011, will be present at the annual meeting. They will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions from stockholders.

Fees for professional services

The following is a summary of the fees for professional services rendered by KPMG LLP for 2011 and 2010:

Fee category	Fees
	2011		2010
Audit fees (1)	$453,174		$429,300
Audit-related fees	7,485	(2)	10,000	(3)
Tax fees (4)	3,185		—

Total fees	$463,844		$439,300

(1)

Audit fees consist of amounts billed for professional services rendered for the integrated audit of our consolidated financial statements, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and review of the interim condensed consolidated financial statements included in quarterly reports as well as the statutory audit of our Singapore location.

(2)	Audit-related fees consist of amounts billed arising from translation of statutory statements for our Denmark location.
(3)	Audit-related fees consist of amounts billed arising from registration statements in 2010.
(4)	Tax fees consist of amounts billed arising from services rendered for tax compliance for our Singapore location.

We did not engage KPMG LLP to provide any tax services (other than those at our foreign locations, as described above) or other services during or with respect to 2011 or 2010.

Pre-approval policies and procedures

Our Audit Committee approves each engagement for audit or non-audit services before we engage KPMG LLP to provide those services.

Our Audit Committee has not established any pre-approval policies or procedures that would allow our management to engage KPMG LLP to provide any specified services with only an obligation to notify the Audit Committee of the engagement for those services.

STOCKHOLDER PROPOSALS

Stockholder proposals for inclusion in our proxy materials relating to our 2013 annual meeting of stockholders must be received by us at our executive offices no later than December 27, 2013 or, if the date of that meeting is more than 30 calendar days before or after May 30, 2013, a reasonable time before we begin to print and mail our proxy materials with respect to that meeting.

In addition, our by-laws provide that a stockholder desiring to bring business before any meeting of stockholders or to nominate any person for election to the Board of Directors must give timely written notice to our secretary in accordance with the procedural requirements set forth in our by-laws. In the case of a regularly scheduled annual meeting, written notice must be delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days before the scheduled annual meeting, must describe the business to be brought before the meeting and must provide specific information about the stockholder, other supporters of the proposal, their stock ownership and their interest in the proposed business. For example, if we were to hold our 2013 annual meeting on May 1, 2013, in order to bring an item of business before the 2013 annual meeting in accordance with our by-laws, a stockholder would be required to have delivered the requisite notice of that item of business to us on or after February 1, 2013 and not later than March 1, 2013. If we hold our 2013 annual meeting before May 1, 2013, and if we give less than 70 days’ notice or prior public disclosure of the date of that meeting, then the stockholder’s notice must be delivered to or mailed and received at our principal executive offices not later than the close of business on the tenth day after the earlier of (1) the day on which we mailed notice of the date of the meeting and (2) the day on which we publicly disclosed the date of the meeting.

AVAILABLE INFORMATION

Stockholders of record on April 2, 2012 will receive a proxy statement and our annual report to stockholders, which contains detailed financial information about us. The annual report is not incorporated herein and is not deemed a part of this proxy statement.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 30, 2012.

Vote by Internet • Go to www.investorvote.com/KVHI • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:		For	Withhold		For	Withhold

	01 - Mark S. Ain*	☐	☐	02 - Stanley K. Honey*	☐	☐		+

*To elect two Class I Directors to a three-year term.

					For	Against	Abstain
2.	To ratify the appointment of KPMG LLP as KVH’s independent registered public accounting firm.				☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) on the books of KVH Industries, Inc. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

¢	+

01GJGA

Dear Stockholder,

Please take note of the important information enclosed with this proxy card.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how you would like your shares to be voted. Then sign the card, detach it and return it in the enclosed postage-paid envelope. Alternatively, you can vote by Internet or telephone using the instructions on the back of this card.

Your vote must be received prior to the Annual Meeting of Stockholders to be held on May 30, 2012.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

KVH Industries, Inc.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be Held on May 30, 2012

The proxy statement for the 2012 annual meeting of stockholders of KVH Industries, Inc. and the related 2011 annual report to stockholders are available on the Internet at www.kvh.com/annual. You can read, print, download and search these materials at that website. The website does not use “cookies” or other tracking devices to identify visitors. You can obtain directions to be able to attend the meeting and vote in person at www.kvh.com/annual.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — KVH Industries, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF KVH INDUSTRIES, INC.

A STOCKHOLDER WISHING TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS NEED ONLY SIGN AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

Proxy for Annual Meeting of Stockholders

to be held on May 30, 2012

The undersigned, revoking all prior proxies, hereby appoints Felise Feingold proxy and attorney-in-fact, with full power of substitution, to vote all shares of Common Stock of KVH Industries, Inc., which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the offices of KVH Industries, Inc., 50 Enterprise Center, Middletown, RI 02842, on May 30, 2012, at 11:00 a.m., Eastern time, and at any adjournments or postponements thereof, upon matters set forth in the Notice of Annual Meeting and Proxy Statement dated April 24, 2012, a copy of which has been received by the undersigned, and in their discretion upon any business that may properly come before the meeting or any adjournments or postponements thereof. Attendance of the undersigned at the meeting or any adjourned or postponed session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote the shares represented hereby in person prior to the exercise of this proxy.

The shares represented by this proxy will be voted as directed. If no voting direction is given on a proposal, the shares represented by this proxy will be voted as recommended by the Board of Directors.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.